Filed pursuant to Rule 433

September 9, 2013

Relating to

Preliminary Prospectus Supplement dated September 9, 2013 to

Registration Statement No. 333-163821

REPUBLIC OF SOUTH AFRICA

Final Term Sheet

US$2,000,000,000 5.875% Notes due 2025

Issuer:	Republic of South Africa
Principal Amount:	US$2,000,000,000
Maturity Date:	September 16, 2025
Coupon:	5.875% per annum (payable semi-annually in arrears)
Ranking:	Unsecured
Settlement Date:	September 16, 2013 (T+5)
Format:	SEC Registered Global (No. 333-163821)
Interest Payment Dates:	March 16 and September 16, beginning March 16, 2014
Re-offer price:	98.422%
Re-offer yield:	6.062%
Benchmark bond:	UST 2,500% due August 2023
Benchmark cash price:	96 - 15
Benchmark yield:	2.912%
Re-offer spread over Benchmark:	+ 315 bps
Optional Redemption:	None
Day Count:	30 / 360
Listing:	Luxembourg Stock Exchange
Minimum denominations:	US$200,000 and integral multiples of US$1,000 in excess thereof
CUSIP:	836205 AR5
ISIN:	US836205AR58
Governing Law:	New York
Joint Lead Managers:	Deutsche Bank Securities Inc., Rand Merchant Bank, a division of FirstRand Bank Limited, Standard Bank Plc
Co-Managers:	Investec Bank Plc
B&D:	Deutsche Bank Securities Inc.
Ratings of the Republic of South Africa:	Baa1 (Moody’s) / BBB (S&P) / BBB (Fitch)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC, including the Preliminary Prospectus Supplement to which this communication relates, for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc., at +1 800 503 4611, Rand Merchant Bank, a division of FirstRand Bank Limited, at +44 (0) 207 939 1731, Standard Bank Plc, at +1 800 741 5112, or Investec Bank Plc at +44 (0) 207 597 4793.

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